Exhibit 3.3(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ECHOSTAR LEASING CORPORATION, A DELAWARE CORPORATION

FIRST. The sole incorporator of said corporation hereby amends the certificate of incorporation of said corporation so that, as amended, said certificate of incorporation shall read in its entirety as follows:

1.               The name of the corporation is EchoStar 77 Corporation (hereinafter called the “Corporation”).

2.               The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington Delaware in the County of New Castle with a Zip Code of 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3.               The nature of the business or purpose to be conducted or promoted by the Corporation is to engage exclusively in the following business and financial activities:

(a)                                  satellite transponder capacity leasing;

(b)                                 to negotiate, authorize, execute, deliver, assume the obligations under, and perform, any agreement or instrument or document relating to the activities set forth in clause (a) above; and

(c) to engage in any lawful activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are related or incidental to and necessary, advisable or convenient for the accomplishment of the foregoing.

4.               The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 50,000 shares of common stock, all of such shares shall be with a par value of $.001 (“Common Stock”). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

(a)          Voting Rights. Except as otherwise expressly required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

(b)         Dividends and Other Distributions. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any dividend or distribution of the Common Stock shall be payable on shares of Common Stock share and share alike.

(c)          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably, share and share alike, in the remaining net assets of the Corporation.

5.               In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to alter, amend, repeal or adopt the By-Laws of the Corporation, provided, however, that any such alteration, amendment, repeal or adoption that modifies Article II, Section 2, 3, 5, 6, 9 or 10 or Article XII, Section 1 or 2 thereof, or that otherwise relates to or affects in any way the criteria for, qualifications of, or requirement that the Corporation maintain at least one “Independent Director” (as such term is defined in Article Seven below), must receive the prior affirmative vote or written consent of each Independent Director.

6.               Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation’s By-Laws. The initial Board of Directors of the Corporation shall consist of the following members each of whom shall serve until the first annual meeting of shareholders and until his successor is duly elected and qualified:

Director	Address

Charles W. Ergen	90 Inverness Circle East Englewood, Colorado 80112

Mark W. Jackson	90 Inverness Circle East Englewood, Colorado 80112

R. Stanton Dodge	90 Inverness Circle East Englewood, Colorado 80112

Philip A. Martone	48 Wall Street, 27th Floor New York, New York 10005

7.               (a) The Corporation shall at all times (except as noted hereafter in the event of death, incapacity, resignation or removal) have at least one director (an “Independent Director”) of the Board of Directors who is not and never was (i) a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received in such person’s capacity as an Independent Director) in any form whatever from or any person that has provided any service (excluding, however, any service provided in such person’s capacity as an Independent Director) in any form whatever to, the Corporation or any of its affiliates or associates, (ii) any person owning beneficially, directly or indirectly, any outstanding shares of common stock of the Corporation or any of its affiliates, or a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received in such person’s capacity as an Independent Director) in any form whatever from, or any person that has provided any service (excluding, however, any service provided in such person’s capacity as an Independent Director) in any form whatever to, such beneficial owner or any of such beneficial owner’s affiliates or associates, (iii) a person related to any person referred to in clauses (i) and (ii), or (iv) a trustee, conservator or receiver for the Corporation or any of its affiliates or associates. In the event of the death, incapacity, resignation or removal of any Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director. The Board of Directors shall not vote on any matter requiring the vote of an Independent Director under this Certificate of Incorporation unless and until at least one Independent Director is then serving on the Board.

(b) As used in this Article Seven, the term “person” means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government; as used in this Certificate of Incorporation, an “affiliate” of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, or owns, directly or indirectly, fifty percent (50%) or more of the person specified; and the term “associate,” when used to indicate a relationship with any person in this Article Seven, means (i)a corporation or organization of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(c) Notwithstanding anything herein to the contrary, an Independent Director may not be removed unless (i) for cause and (ii) his or her successor has been elected, provided, however that the Corporation continues to comply with the terms of this Article Seven.

8.               To the fullest extent permitted under the General Corporation Law of the State of Delaware, none of the Corporation’s directors shall be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Eight by the Corporation’s stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation existing at the time of such repeal or modification.

9.               Meetings of stockholders shall be held at such places within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws or, if not so designated or provided, at the registered office of the Corporation in the State of Delaware. The books of Corporation may be kept (subject to any provision contained in any applicable statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

10.         Notwithstanding any other provision of this Certificate of Incorporation and any provision of law, the Corporation shall not do any of the following without the affirmative vote of all of the members of the Board of Directors of the Corporation (which must include the affirmative vote of an Independent Director): (i) make an assignment for the benefit of creditors, (ii) file a petition in bankruptcy, (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, (v) consent to or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, (vi) admit its inability to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph.

When voting on whether the Corporation will take any action described above, each Director shall owe its primary fiduciary duty to the Corporation (including, without limitation, the Corporation’s creditors) and not to the stockholders (except as may be required by the Laws of Delaware). Every stockholder shall be deemed to have consented to the foregoing by virtue of such stockholder’s purchase of shares of capital stock of the Corporation, no further act or deed of any stockholder being required to evidence such consent. Notwithstanding the limitations on the activities of the Corporation set forth in this Article Ten and for the avoidance of doubt, the Corporation may enter into and perform its obligations under the Primary Service Agreement, the DISH SSA, and the EC SSA, and otherwise in accordance with Article Three hereof.

11.         (a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized by a majority of the Board of Directors to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, authorizing or taking any action restricted by the Restricted Articles (as defined below in Article Twelve), adopting an agreement of merger or consolidation, recommending the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

(b) In addition to the foregoing, the Corporation shall ensure at all times that (i) it maintains separate corporate records and books of account from those of EchoStar Corporation or any affiliate thereof, (ii) the Corporation’s assets will be separately identifiable to the extent the Corporation’s assets are commingled with those of EchoStar Corporation or any affiliate thereof, (iii) it maintains an arms’ length relationship with EchoStar Corporation and each affiliate thereof; provided, however, that the relationship, in the ordinary course of business between EchoStar Corporation and its affiliates (including, without limitation, certain transition service and other agreements entered into between EchoStar Corporation and its affiliates in connection with the spin-off of EchoStar Corporation from DISH Network Corporation) and the Corporation are hereby deemed to be arms’ length, (iv) it shall hold itself out to the public under its own name as a legal entity separate and distinct from EchoStar Corporation or any affiliate thereof, and (v) it shall hold at least one duly noticed meeting per year of its Board of Directors or circulate a written consent of its Board of Directors in lieu of such meeting and make and retain minutes of such meeting or retain copies of such written consent.

12.         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute; provided, however, that the Corporation shall not amend, alter, change or repeal Article Three, Five, Seven, Ten, Eleven, or Twelve of this

Certificate of Incorporation (the “Restricted Articles”) without the affirmative vote of all of the members of the Board of Directors (which must include the affirmative vote of an Independent Director); provided further, however, the Corporation’s By-Laws or any amendment, alteration, change or repeal thereof shall not in any manner impair, alter, or impair the intent of the Restricted Articles; and provided further, however, that the Corporation shall not amend or change any provision of any Article other than the Restricted Articles so as to be inconsistent with the Restricted Articles.

13.         The Corporation is to have perpetual existence.

SECOND. The Corporation hereby certifies the Corporation has not received any payment for any of its stock.

THIRD. The foregoing amendment has been duly adopted by the sole incorporator in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, EchoStar Leasing Corporation caused this certificate to be signed by its sole incorporator on the 21st day of November, 2008.

EchoStar Corporation
Sole Incorporator

By	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary
90 Inverness Circle East
Englewood, CO 80112